Exhibit 10.1

**Note:	Confidential Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission

EXCLUSIVE LICENSE AGREEMENT

This AGREEMENT is made effective as of this 2nd day of April, 2008 (the “Effective Date”), by and between Novartis Animal Health Inc, a corporation organized and existing under the laws of Switzerland and having its principal office at Schwarzwaldallee 215, 4058 Basel, Switzerland (hereinafter referred to as “Novartis”) and AspenBio Pharma, Inc, a corporation organized and existing under the laws of the State of Colorado, U.S.A., and having its principal office at 1585 South Perry Street, Castle Rock, Colorado 80104, United States of America (hereinafter referred to as “Aspen”).

RECITALS

        WHEREAS, Aspen owns or has access to certain intellectual property and other assets, including but not limited to patent rights, know-how, and embodiments in connection therewith, relating to recombinant single chain reproductive hormone technology licensed to Aspen under the Washington University Agreement (the “Licensed Technology”) for use in non-human mammals in the Field (as defined herein);

        WHEREAS, Aspen has rights to grant a license and sublicense, and be a licensor and sublicensor (“Licensor”), under Aspen Patent Rights and Aspen Know-How (as defined herein), and desires to grant to Novartis a license and sublicense to these rights under the terms and conditions set forth herein; and

        WHEREAS, Novartis desires to obtain a license and sublicense, and thereby become a licensee and sublicensee (“Licensee”), under the Aspen Patent Rights and Aspen Know-How in accordance with the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows.

ARTICLE I. Definitions

        Unless specifically provided otherwise, the terms in this Agreement with initial letters capitalized, whether used in the singular or plural, shall have the meaning as designated:

        1.1   “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of directors or similar body governing the affairs of such Person.

        1.2   “Regulatory Agency” shall mean any governmental regulatory authority responsible for granting approvals, registrations, import permits, and other approvals required before the Licensed Technology or Licensed Products may be tested or marketed in any country.

        1.3   “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

        1.4   “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

        1.5   “Change of Control” means any of the following events: (i) any Person is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of over 50% of the total voting power of all classes of capital stock then outstanding of Aspen normally entitled to vote in elections of directors; (ii) Aspen consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Aspen, in either event pursuant to a transaction in which over 50% of the total voting power of all classes of capital stock then outstanding of Aspen normally entitled to vote in elections of directors is changed into or exchanged for cash, securities or other property; (iii) Aspen conveys, transfers or leases all or substantially all of its assets relating to this agreement to any person; or (iv) (a) during any period of two consecutive years, commencing after the Effective Date, individuals who immediately after the Effective Date constituted the Board of Directors of Aspen (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Aspen was approved by a vote of 66 2/3% of the directors then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Aspen then in office and (b) a new majority of the board is comprised of directors who are officers of a competitor of Novartis. For avoidance of doubt, “Change of Control” shall not include a public or private offering or a venture or mezzanine financing round for Aspen, or the election of a new majority on Aspen’s Board of Directors except where a venture or mezzanine financing round is funded by a competitor of Novartis, or such new majority is comprised of officers of a competitor in which case the venture or mezzanine financing round or new majority shall be considered a Change of Control.

        1.6   “Field” shall mean the assistance and facilitation of reproduction in bovine mammals, including, without limitation, cattle, buffalo and bison, using in any way single chain luteinizing hormone or follicle stimulating hormone.

        1.7   “First Commercial Sale” shall mean, with respect to a Licensed Product, the first sale for use or consumption by the public of such Licensed Product in a country after all required approvals, including marketing and pricing approvals as mandated in such country, have been granted by applicable Regulatory Agency in such country, provided such term shall not include pre-approval sales, sales pending approval or sales under less than full approval irrespective of whether or not such sales are permitted by the applicable Regulatory Agency.

        1.8   “First Refusal Technology” shall mean any application of recombinant single-chain reproductive hormone technology, including the Licensed Technology, for equine reproduction.

        1.9   Gross Margin” shall be an amount equal to the Net Sales of the Licensed Products less the bona fide cost of goods for the Licensed Products. Cost of goods shall consist of variable and fixed production costs directly attributable to the production of the Licensed Products on a country-by-country basis, including factory overhead, transportation and changes in the value of existing inventory. For the avoidance of doubt, inventory shall be valued at the lower of cost or market on a consistent basis.

        1.10   “Licensed Product” shall mean any bovine luteinizing hormone (LH) or bovine follicle stimulating hormone (FSH) product, in finished pharmaceutical form, the manufacture, use, sale, offer for sale, or importing of which would, but for the license(s) granted hereunder, constitute infringement of a Valid Claim of Aspen Patent Rights; or which incorporates or embodies or was developed with benefit of Aspen Know-How or Licensed Technology.

        1.11   “NADA” shall mean a New Animal Drug Application in the U.S. or the corresponding application for authorization for marketing of Licensed Product in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Agency of a given country or group of countries.

        1.12   “Net Sales” shall mean, in accordance with Generally Accepted Accounting Principles, the gross price of Licensed Product which is sold, transferred for value or otherwise transferred by Novartis or its Affiliates to independent, third-party customers in connection with bona fide, arms-length transactions or exchange, after deducting, to the extent paid by Novartis, if not previously deducted in the amount invoiced or received:

(i) quantity and/or cash discounts actually allowed or taken;

(ii) freight, postage and shipping insurance (allocated in accordance with Novartis’ standard allocation procedure);

(iii) customs duties and taxes, if any, directly related to the sale;

(iv) amounts repaid or credited by reason of rejections, return of goods, retroactive price reductions specifically identifiable as relating to Licensed Product;

(v) amounts incurred resulting from governmental (or a Regulatory Agency thereof) mandated rebate programs;

(vi) third party rebates and chargebacks related to the sale of Licensed Product to the extent actually allowed; and

    (vii)               as mutually agreed by the parties in writing, any other specifically identifiable amounts included in Licensed Product’s gross sales that were or ultimately will be credited and that are substantially similar to those listed herein above.

“Net Sales” shall not include disposition of Licensed Product by Novartis or its Affiliates as samples (promotion or otherwise) or disposition as donations to, for example, non-profit institutions or government Regulatory Agencies for a non-commercial or humanitarian purpose to the extent that such disposition shall not exceed in any Calendar Year a total of 5% of the equivalent of either the number of units or revenues from commercial sales, unless such disposition is approved in advance by Licensor. For purposes of reporting by Licensee to Licensor, whether or not any disposition (e.g., as samples or donations) of Licensed Product is subject to royalty herein, Licensee shall provide an accounting of such disposition.

        1.13   “Novartis Technical Information and Patent Rights” shall mean all technical information, improvements, inventions, discoveries and other technology, whether or not patentable, made or developed by Novartis in the course of its development work pursuant to this Agreement, including the Development Agreement (as defined in section 4.1), which relate specifically to Licensed Technology or Licensed Products, or the development, manufacture or use of the same, and any patent, patent applications, or other intellectual property rights obtained as a result of the foregoing.

        1.14   “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person in the United States under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the equivalent thereof as would be understood in a foreign jurisdiction.

        1.15   “Proprietary Information” shall mean and include, without limitation, information and data of one party provided to the other in connection with this Agreement, including Aspen Know-How, Novartis Technical Information and Patent Rights and all other scientific, clinical, regulatory, marketing, financial, and commercial information or data, whether communicated in writing or orally or by other means.

        1.16   “Aspen Know-How” shall mean all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information necessary to generate, develop, improve upon, or practice the Licensed Technology or Licensed Products, and their manufacture or use in the Field, known to Aspen or an Affiliate thereof as of the Effective Date or during the term of this Agreement and in respect of which Aspen has the right to grant Novartis a license or sublicense. Aspen Know-How shall include, without limitation: (i) all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, relevant to the manufacture, use or sale of and/or which may be useful in studying, testing, development, production, formulation or use of Licensed Technology, or intermediates for the synthesis thereof, or Licensed Products; and (ii) copies of registration documents and amendments or supplements thereto filed with the FDA, or other similar Regulatory Agency, by Aspen and all correspondence to and from such Regulatory Agency relevant to Licensed Technology or Licensed Products.

        1.17   “Aspen Patent Rights” shall mean all patent rights owned, or licensed (with the right to grant sub-licenses) by Aspen or an Affiliate thereof, as of the Effective Date or during the term of this Agreement, which relate to Licensed Technology or Licensed Products, and their development, manufacture, or use in the Field. Aspen Patent Rights existing as of the Effective Date are set forth in Exhibit A and Aspen Patent Rights obtained or acquired by, or licensed to Aspen or an Affiliate thereof during the term of this Agreement shall be considered added to said Exhibit. Aspen Patent Rights shall include all patents and patent applications, and all divisionals, continuations, continuations-in-part, re-examinations, reissues, extensions, registrations, and supplementary or complementary certificates and the like. Aspen Patent Rights shall also include Aspen’s, or an Affiliate’s, share of any patent rights jointly owned by Aspen or that Affiliate thereof, in the event that Aspen or that Affiliate has not acquired the right to license all joint owners’ shares under such patent rights. For avoidance of doubt, the Parties acknowledge that Aspen is engaged in activities outside of the Field which may involve elements of the Licensed Technology, and the Aspen Patent Rights shall not include a license to such activities or rights to the extent not applicable to the Field.

        1.18   “Territory” shall mean the world.

        1.19   “Third Party Competition” shall have the meaning set forth in Section 3.4

        1.20   “Valid Claim” shall mean a claim of a Published Claim or issued patent or equivalent right in a foreign jurisdiction which has not been abandoned or rejected, revoked or held invalid or unenforceable by a decision of a court or other government agency of competent jurisdiction, and is not amenable to further prosecution in good faith, reinstatement or revival and is unappealable or unappealed within the time allowed for appeal.

        1.21   Published Claim” shall mean a claim in a pending patent application which has been published by the United States Patent and Trademark Office, World Intellectual Property Organization or foreign equivalent, which claim has not been the subject of an unfavorable patentability opinion generated in good faith by outside counsel who shall be reasonably acceptable to both Parties.

        1.22   “Washington University Agreement” shall mean the license agreement between Aspen and The Washington University dated May 10, 2004 pursuant to which Aspen has licensed in the Licensed Technology.

ARTICLE II. Scope of License.

        2.1   Grant of License. Subject to the terms of this Agreement, and in particular for consideration hereunder, Aspen hereby grants to Novartis and its Affiliates an exclusive fee and running royalty-bearing license in the Territory, under and to the Aspen Patent Rights and Aspen Know-How, to import, make, or have made, to develop or have developed, for use, sale, distribution and offer for sale in the Field, and to use, sell, distribute, and offer to sell, in the Field, Licensed Products (hereinafter the “License”).

        2.2   Restrictions on Aspen. During the term of this Agreement Aspen will not sell, directly or indirectly either independently or in cooperation with a third party, any products which may compete with the Licensed Products in the Field. Also during the term of this Agreement, Aspen will grant no licenses nor make assignments to a third party in or to any patents, patent applications, or know-how owned or controlled by Aspen or an Affiliate thereof (including but not limited to the Aspen Patent Rights and Aspen Know-How) relating to the Licensed Products in the Field, wherein such licenses or assignments are in conflict with or would limit Novartis rights under this Agreement.

        2.3   Right of First Option and First Refusal. For consideration paid hereunder, Aspen also grants to Novartis a right of first option and first refusal to develop, commercialize and/or otherwise exploit the First Refusal Technology. Aspen shall provide prompt written notice to Novartis of its desire to develop, commercialize and/or exploit the First Refusal Technology.

                      (a)        First Option: Within one hundred and twenty (120) calendar days after receipt of such notice (the “Option Period”). Novartis shall notify Aspen in writing of its decision on whether to exercise its right of first option to negotiate in good faith a license under Aspen’s Patent Rights and Know How for the development and commercialization of the First Refusal Technology. If Novartis elects to exercise its right of first option, the parties shall enter into a new agreement, regarding the development and commercialization of the First Refusal Technology, which agreement shall be negotiated and the key material terms agreed upon in writing within six (6) months of Novartis notice during which Aspen shall negotiate exclusively with Novartis and refrain from directly or indirectly making the First Refusal Technology available to a third-party until the conclusion of such negotiations. The Parties may, upon mutual agreement, extend or reduce the six (6) month term set forth herein.

                      (b)        First Refusal: If the Parties fail to reach agreement during this period, Aspen shall be free to make the First Refusal Technology available to third-parties, provided that, Aspen shall not execute an agreement with or otherwise bind itself to a third party with respect to such First Refusal Technology without giving notice of such third party binding offer to Novartis and providing Novartis with a thirty (30) day period (the “First Refusal Period”) within which to enter into a binding offer with Aspen on material financial terms and conditions no less favorable to Aspen than those contained in the third party offer (the “First Refusal Right”). Aspen shall provide Novartis with information of sufficient particularity for Novartis to understand such material financial terms and conditions. If Novartis fails to execute such Agreement within such First Refusal Period, then Aspen shall be free to enter into an agreement with such third party with respect to the First Refusal Technology. If upon expiration of the Option Period, Novartis fails to provide the required notification to Aspen, Aspen shall be free of any restriction regarding the First Refusal Technology.

                      (c)        Grace Period. The Parties agree that Aspen’s notice provided under section 2.3 shall be provided no earlier than the six (6) month anniversary of the Effective Date. Notice provided prior to this date shall be void and ineffective to begin the 120 day period set forth therein.

        2.4   Right of First Option on other Species: Aspen hereby grants to Novartis and its Affiliates a first option to negotiate in good faith a license under Aspen’s Patent Rights and Know-How for the use of the Licensed Technology in other species of non-human mammals. Such option shall be exercisable by Novartis within one hundred twenty (120) days following Aspen’s written notice of its intent to develop such other products. Upon exercise, the procedure set forth in 2.3(a) shall apply. If upon expiration of the one hundred twenty day period, Novartis fails to provide the required notification to Aspen, Aspen shall be free of any restriction with respect to said products. For avoidance of doubt, Novartis the right of first refusal under 2.3(b) shall not apply to this section 2.4.

ARTICLE III. Consideration.

        The compensation structure and terms, including such for fees and royalties, has been contemplated, determined, and set forth for the mutual benefit and convenience of the Parties; the Parties acknowledge that the compensation herein in part reflects the bundling of certain rights, wherein such rights include access to patent and non-patent rights.

        3.1   Collaboration Fee. In partial consideration of the present availability and willingness of Aspen to engage in future collaboration, and execution of the Development Agreement, Novartis shall pay Aspen upon execution of this Agreement a non-creditable and non-refundable amount of One Million Dollars ($1,000,000 USD) (the “Collaboration Fee”).

        3.2   Milestone Payments. In addition to the Collaboration Fee, as further consideration for the rights and licenses granted by Aspen under this Agreement, Novartis shall pay to Aspen the following payments which, subject to the provisions of this agreement, shall be non-creditable and non-refundable upon the occurrence of the milestone event noted beside such payment (“Milestone Payments”):

MILESTONE PAYMENTS
Milestone Event	Payment $USD
1. Conclusion of Pilot Study Establishing Efficacy of Bovine LH and Execution of Development Agreement	$ 900,000

2. Notice by Aspen of Right of First Option and First Refusal under Section 2.3	$ 50,000

3. First Notice by Aspen of Right of First Option for additional species under Section 2.4.	$ 50,000

                      (a)        Novartis shall pay an amount equal to the sum of all the Collaboration Fee and all Milestone Payments set forth above upon execution of the Agreement, which amount shall consist of the Collaboration Fee, and advance payments of the Milestone Payments which amounts shall be refunded to Novartis by Aspen upon the non-occurrence of the corresponding Milestone Event and as set forth in 3.2(c).

                      (b)        Except in the event of breach as set forth in section 12.5, Milestone Payments hereunder and as set forth herein, shall be non-refundable following achievement of applicable event, provided that any advance payments may, until such achievement, be refunded in the event that the corresponding Milestone Event is not achieved.

                      (c)        Allocation and Return of Milestone Payments; Results of Bovine LH Pilot Study: The Parties have agreed that Novartis and Aspen shall conduct a pilot study designed to establish the efficacy of Bovine LH, set forth in the Development Agreement, which study design shall be reasonably satisfactory to Novartis and Aspen (The “LH Pilot Study”) and at the sole expense of Novartis, which expense shall be non-refundable. For avoidance of doubt, retention of the Milestone Payments is contingent upon the LH Pilot Study establishing efficacy and safety, the results within parameters reasonably acceptable to and agreed by both Parties, which amount paid shall be refunded to Novartis in the event that such results are not achieved.

                      (d)        The Parties expressly agree that the payments and refunds set forth in this section do not represent liquidated damages in the event of breach by either Party and shall in no way be deemed remedies thereto.

        3.3 Royalty Payments.

                      (a)        Novartis shall pay to Aspen royalties at the royalty rates set forth below on Gross Margin from sales of Licensed Product by Novartis or its Affiliates on a country-by-country and Calendar Quarter basis in the Territory as follows:

                      (i)        Patent Royalty. A “patent royalty” on Gross Margin shall be due as provided in Table III until the expiry of the last to expire of Aspen Patent Rights granted in such country where a Valid Claim exists that covers the Licensed Products which could be infringed by the sale of said Licensed Product in that country but for the license granted hereunder, and for such additional period (if any) for which the effective period of patent protection for such product is extended by any patent term extension, prolongation or equivalent measure (such as a Supplemental Protection Certificate) in that country; provided that upon the non-issuance, invalidity or expiration of all patents and patent applications covering Licensed Products the applicable Know-How Royalty shall apply.

        Table III.

Running Royalties
Licensed Product	Royalty Type	Royalty Rate (% of Gross Margin)
Covered by one or more Valid	Patent Royalty	***%
Claims of a Aspen Patent Right in the applicable country.

Not Covered by one or more Valid Claims and	Know-How Royalty	***%
no Third Party Competition in applicable country

Not Covered by one or more Valid Claims and	Competitive Know-How	***%
Third Party Competition for sale in applicable country	Royalty

*** [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]

                      (ii)        In non-patent countries, where there is no Valid Claim such that the manufacture, sale or offer for sale of said Licensed Product does not infringe an Aspen Patent Right or Valid Claim, and no Third Party Competition, a “know-how royalty” of [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]***% (or less subject to 3.4 below) of Gross Margin shall be due Aspen until ten (10) years after the First Commercial Sale of the Licensed Product in any form in such country, or for the maximum shorter period as applicable law permits for an exclusive know-how license. In the event a non-patent country becomes a patent country under 3.3(i), through the issuance or presence of a Valid Claim, the Patent Royalty shall apply from the beginning of the next quarterly reporting period following such conversion. Both Parties represent that apart from information already provided to one another,, neither, to the best of its knowledge and belief, is aware of any jurisdiction where a Know-How Royalty would not be available under law for less than a period of ten years or is otherwise unlawful.

                      (iii)        Unless otherwise agreed or prohibited, for each country, upon complete expiration of Novartis’ obligation to pay royalties pursuant to this Section 3.2, Novartis shall have a fully paid-up, royalty-free license, with the right to sub-license, in the applicable country, under and to the Aspen Patent Rights and Aspen Know-How, to import, make or have made, to develop or have developed, for use, sale, distribution and offer of sale in the Field, and to use, sell, distribute and offer to sell in the Field, Licensed Technology and Licensed Products, in said country.

                      (iv)        Royalty Obligations of Aspen: Aspen shall be solely responsible for timely payment of all royalties due by Aspen to other intellectual property rights holders (including but not limited to royalties to be paid by Aspen under the Washington University Agreement and manufacturing agreements related to the Licensed Technology and any other possible royalties due other intellectual property right holders as referenced in Section 3.5) which are necessary for the performance of this Agreement and the commercialization of the Licensed Products hereunder.

        3.4   Third Party Competition — Competitive Know-How Royalty. In the event that substantial competition in the sale of a Licensed Product arises in a country in which no patent royalty is due, pursuant to Section 3.3(a)(i), as a result of a third-party market introduction of a product containing Licensed Technology or which would constitute a Licensed Product under this Agreement, then any know-how royalty otherwise payable for said country pursuant to Section 3.3(a)(ii) shall be a “competitive know-how royalty” of [Confidential treatment requested — the omitted information has been filed separately with the Securities and Exchange Commission]***% (or less subject to 3.5 below) of Gross Margin; and such reduction shall commence with the first full Calendar Quarter following Novartis’ written notification to Aspen of the existence of said substantial competition. Substantial competition as used in this Section 3.4 means the unit sales of the third party product which total at least twenty percent (20%) of the total market Licensed Product unit sales of Licensed Product in said country over any three (3) month period. Such substantial competition shall be measured by comparing Novartis’ unit sales and those of the third party, as reported by an independent market research firm acceptable to both parties. The Parties agree that a country subject to this section 3.4 may revert to being subject to a Know-how or Patent royalty upon the occurrence of an event which eliminates the substantial competition and establishes an enforceable barrier to future substantial competition. Moreover, for avoidance of doubt, the existence of substantial competition in violation of applicable criminal or trade law shall not result in reduced royalty hereunder.

        3.5   Third Party Obligation — Reduction in Royalties. In the event Novartis is required to obtain a license from any unaffiliated third party under any patent or other intellectual property right reasonably necessary to practice the Licensed Technology or commercialize the Licensed Product, apart from any trademark right or copyright, and is obligated to pay a royalty to such unaffiliated third party or parties in any country in respect of Licensed Product, for which royalties are due under this Agreement, then Novartis shall have the right to deduct the amount of such royalties which Novartis pays for such product, in such country in a Calendar Quarter, from the royalties otherwise to be paid to Aspen under this Agreement for such product in such country provided that, for any given third-party royalty, to the extent the amount deducted results in an effective royalty rate reduction to Aspen of fifty percent (50%) of the otherwise applicable royalty rate absent a third party obligation, and such third party obligation remains unsatisfied, any further deduction shall be jointly shared by both Parties on a pro rata scale in proportion to the otherwise applicable royalty rate. Aspen shall remain responsible for any royalty obligations due to third parties under Aspen Patent Rights which have been licensed to Aspen and are sub-licensed to Novartis hereunder.

        3.6   Reports: Payment of Royalty.

                      (a)        All payments made by Novartis to Aspen under this Agreement shall be made in United States dollars.

                      (b)        Royalty Obligations. Unless otherwise agreed by the Parties, during the term of the Agreement following the First Commercial Sale of a Licensed Product, Novartis shall furnish to Aspen once each quarter a written report for the Calendar Quarter showing the sales of all Licensed Product(s) subject to royalty payments in each country during the reporting period and the royalties payable under this Agreement. Reports and Royalty Payments shall be due within sixty (60) days following the close of each Calendar Quarter. Novartis shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

                      (c)        Payment Dates: For any calendar year hereunder, unless otherwise agreed, the payments shall be made on the schedule set forth on Exhibit C, which may be updated from time to time upon the mutual agreement of the Parties.

        3.7   Audits.

                      (a)        Upon the written request of Aspen and not more than once in each Calendar Year, Novartis shall permit an independent certified public accounting firm of recognized standing selected by Aspen and reasonably acceptable to Novartis, at Aspen’s expense, to have access during normal business hours to such records of Novartis as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty six (36) months prior to the date of such request. The auditing party’s representative or agent will be required to execute a reasonable confidentiality agreement prior to commencing any such inspection. Such auditor shall report only on the accuracy of the information provided by Novartis and whether additional royalties are owed.

                      (b)        If such accounting firm concludes that additional royalties were owed during such period, Novartis shall pay the additional royalties within thirty (30) days of delivery to Novartis of such accounting firm’s written report so concluding. Novartis shall reimburse Aspen for accounting costs in the event the underpayment of royalties is determined to exceed 10% of the total royalty payment otherwise due.

                      (c)        All information subject to review under this Section 3.7 is subject to the confidentiality provisions of this Agreement.

ARTICLE IV. Research and Development; Collaboration

        4.1   Novartis and Aspen shall enter into a Development Agreement (the “Development Agreement”), no later than sixty (60) days following the Effective Date hereunder, the terms of which shall be negotiated in good faith and subject to and incorporated into this Agreement, for the development and commercialization of Licensed Product(s) and future product(s) consistent with the terms set forth in the term sheet which is attached hereto as Exhibit B. For avoidance of doubt, the Parties agree that the Development Agreement shall reflect the Parties’ commitment to share in decisions and costs associated with research and development of Licensed Product(s) in the Field.

        4.2   Both Parties represent and affirm that it is their mutual intent to enter into the Development Agreement, and both Parties acknowledge that the Development Agreement represents a substantial portion of the mutually beneficial purpose of this Agreement. Accordingly, the Parties agree that the failure or refusal of either Party to, in good faith, negotiate and enter into the Development Agreement shall constitute breach of this Agreement, as set forth in 12.3, provided that any remedy for such breach shall be without prejudice to the rights of the non-breaching Party.

                      (a)        Notwithstanding anything to the contrary in this Agreement, in the event of an uncured breach by Aspen under this section, and provided that Novartis is not otherwise in material breach of this Agreement, this Agreement shall continue for so long as Novartis complies with its royalty obligations hereunder and does not otherwise materially breach the terms of this Agreement and Novartis may elect, at its sole option, in addition to the remedy set forth in 12.5(c), to exercise the remedies set forth under Section 13 (Change of Control) with respect to Aspen.

                      (b)        Notwithstanding anything to the contrary in this Agreement, in the event of an uncured breach by Novartis under this section, and provided that Aspen is not otherwise in material breach of this Agreement, Aspen shall be entitled to retain all milestone payments, whether vested or unvested, and all licenses granted hereunder to Novartis shall immediately terminate and revert to Aspen, as set forth herein.

        4.3   Unless expressly stated to the contrary in the Development Agreement, any conflict between the Development Agreement and this Agreement shall be resolved in favor of this Agreement.

        4.4   Notwithstanding anything to the contrary in this Agreement, and as further set forth in the Development Agreement, Novartis shall use all reasonable efforts to develop and commercialize the Licensed Products hereunder. Novartis will ensure that Products are given comparable marketing and promotional priority relative to other products for the Field in the Territory and relative to other comparable products sold by or on behalf of Novartis in the Territory.

        4.5   Non-Performance. In the event Novartis substantially fails to perform its obligations under Section 4.4, and such failure is in no way attributable to Force Majeure (as defined in section 15.5) then Novartis shall be deemed in material breach of this Agreement pursuant to 12.3.

ARTICLE V. Ownership of Inventions.

        Except as specifically stated herein or as to be set forth in the Development Agreement, nothing herein is intended to transfer ownership of rights from one Party to the other. Novartis shall own the entire right, title and interest in and to all Novartis Technical Information and Novartis Patent Rights, and Aspen shall own the entire right, title and interest in and to all Aspen Know How and Aspen Patent Rights. Inventorship of all patentable subject matter including Know-How developed, conceived or reduced to practice in the course of performing activities under this Agreement shall be determined in accordance with United States patent laws.

ARTICLE VI. Confidentiality.

        6.1   Duty of Confidence. All Proprietary Information will be maintained in confidence and otherwise safeguarded by the recipient party, will be used only for the purposes of this Agreement and pursuant to the rights granted to the recipient under this Agreement, and will not be disclosed to third parties and will be made available only to the employees or agents (including attorneys) of the receiving party or its Affiliates who need to know for purposes permitted under this Agreement. Each party shall hold as confidential such Proprietary Information in the same manner and with the same protection as such party maintains for its own confidential information, but with no less than a reasonable degree of care. A party may disclose Proprietary Information of the other party to a third party solely to the extent necessary for furthering the purposes of this Agreement, provided that: (a) the receiving party gives prompt written notice to the disclosing party of the proposed disclosure to the third party, and the disclosing party is provided a period of thirty (30) days to reasonably object to all or any portion of the disclosure; and (b) after receiving the consent of the disclosing party (or after the response period expires without objection by the disclosing party), the third party thereafter agrees in writing to maintain the confidentiality of the Proprietary Information in a manner consistent with the confidentiality provisions of this Agreement. In contemplating whether disclosure is made to a third party, the receiving party shall take into reasonable consideration the comments and objections raised by the disclosing party.

        6.2   The mutual obligations of confidentiality under this Section shall not apply to any information to the extent that such information:

(a) is or hereafter becomes part of the public domain rightfully and through no action of the recipient or its Affiliates which constitutes a breach or default under this Agreement;

(b) was already known to the recipient or its Affiliates as evidenced by prior written documents in its possession which were not furnished by the disclosing party or its Affiliates;

(c) is disclosed by Aspen or Novartis to The Washington University pursuant to the requirements of the Washington University Agreement.

             (d)               is disclosed to the recipient or its Affiliates by a third party who is not in breach or default of any confidentiality obligation to the disclosing party or an Affiliate of the disclosing party; or

(e) is independently discovered or developed by the receiving party or its Affiliates without reference or access to Proprietary Information provided by the disclosing party.

        6.3   Disclosures Required By Law or For Purposes of Commercialization and/or Development. In the event the receiving party is required by law to disclose Proprietary Information of the disclosing party to a government health Regulatory Agency to obtain regulatory approval for Licensed Technology or Licensed Products, or is required to disclose Proprietary Information in connection with the commercialization and sale of the Licensed Products or bona fide legal process, the receiving party may do so only if it limits disclosure to that purpose, and after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to take steps to object to or to limit such disclosure. In the event of disclosures required by law, the receiving party shall cooperate with the disclosing party as reasonably requested thereby.

ARTICLE VII. Trademarks.

        7.1   Novartis shall have the right to sell Licensed Technology or Licensed Product under its own trademark or, at Novartis’ election, Aspen’s trademarks. In the latter case, Aspen and Novartis shall enter into a separate trademark License agreement to facilitate same.

ARTICLE VIII. Indemnification.

        8.1   Indemnification.

                      (a)        Each Party (the “Indemnifying Party”) shall defend, indemnify and hold the other Party and its Affiliates (the “Indemnified Party”) and their respective officers, directors, employees, independent contractors, agents, and assigns, harmless from and against any and all liability, damage, loss, cost or expense, including reasonable attorneys’ fees, resulting from any claims made or suits brought against the Indemnified Party or any of the foregoing Persons, which arise or result from:

(i) Any negligence or willful misconduct of the Indemnifying Party in the storage or handling of Licensed Technology or Licensed Products;

(ii) Negligence or willful misconduct by the Indemnifying Party in its performance pursuant to this Agreement;

(iii) Material breach by the Indemnifying Party of any of the covenants, warranties and representations made under this Agreement;

(iv) Violation by the Indemnifying Party of any applicable law or regulation; or

             (v)               With respect to Aspen as Indemnifying Party, any award arising from a judicial determination, or settlement amounts arising from bona fide allegations or claims, that Novartis has infringed or is infringing the intellectual property or other rights of another, apart from any trademarks or copyrights, through the exercise of the license granted herein.

                      (b)        Each Party shall only be obligated to so indemnify and hold the other harmless to the extent that such liability, damage, loss, cost or expense does not arise from the negligence or willful misconduct of the indemnified Party.

                      (c)        The Parties shall promptly notify one another of any such claim or suit as to which this indemnification applies. An indemnified Party shall not agree to any settlement terms with respect to such claim or suit without the prior written consent of the other Party, such consent not to be unreasonably withheld. The indemnified Party may, at its expense, retain its own counsel in connection with such claim or suit.

                      (d)        The indemnification provisions hereunder shall be effective only when the aggregate amount of losses for which indemnification is sought exceeds $500,000, in which case the indemnified Party shall be entitled to full indemnification thereof.

                      (e)        Limitation of Infringement Indemnification Liability: Aspen’s indemnification obligation under 8.1(a)(v) shall in no event exceed the cumulative amounts received by Aspen under this Agreement provided that such limitation shall not apply to the extent that Aspen was aware of such infringement at the time of execution of this Agreement and did not disclose to Novartis or to any successor to Aspen in the event of a Change of Control.

        8.2   Mitigation of Infringement. Without prejudice to any other remedies available to Novartis, in the event that any of the Licensed Technology or Licensed Products (or uses thereof) are alleged to infringe a third party’s intellectual property rights, apart from trademarks and copyrights, and independent outside counsel for Novartis reasonably concludes that there is a significant possibility that such allegation may be upheld in a litigation, in addition to any indemnity obligations which may arise, Aspen shall use reasonable efforts, with respect to such infringement, to promptly:

                      (a)        procure for Novartis and its end users and customers the right to continue using the Licensed Products free of any liability for infringement; or

                      (b)        provide Novartis with a functionally equivalent, non-infringing replacement, or a design- around strategy to develop the generation thereof, for the Licensed Products otherwise complying with all of the requirements of this Agreement.

        8.3   Insurance. During the Term, both Parties will, for each for their respective liability, secure and maintain a comprehensive general liability insurance policy providing sufficient coverage for personal injury (including as a result of product liability) and property damage, at the level as is usual and customary in the veterinary pharmaceutical industry to procure. A certificate with regard to said policies will be delivered to the other Party upon such Party’s request.

ARTICLE IX. Patent Infringement.

        9.1   Notification. Each party hereto shall promptly inform the other party of any infringement of the Aspen Patent Rights of which it has knowledge.

        9.2   Right to bring action. Novartis shall have the right to initiate legal action in respect of any infringement of the Aspen Patent Rights in the Field in the Territory; provided, however, that if, within six (6) months of receiving written notice of an infringement and a request by Aspen that it take action with respect thereto, or if within twenty-one (21) days after Novartis and/or Aspen have received notification of patent certification as set forth under Section 11.3 below, Novartis fails to terminate such infringement or to commence suit to such end, then thereafter Aspen shall have the right, but not the obligation, to bring suit against such an infringement.

        In any suit against an infringer brought in accordance with this Article, the prosecuting party shall have the right to control such suit and to join as a party to such suit the other party to the Agreement, and such other party shall cooperate in any such suit. To the extent that either Party is a party to a suit involving rights hereunder with a third-party, the other Party to this Agreement hereby consents to being joined in said litigation.

        9.3   Costs and Expenses: Recovery. The costs and expenses (including attorneys’ fees) of any suit against an infringement brought in accordance with this Article shall be borne by the party controlling the prosecution of such suit. Any monetary recovery in connection with such infringement action shall first be applied to reimburse the prosecuting party for their out-of-pocket expenses (including reasonable attorneys’ fees) in prosecuting such infringement action. Once the parties have been reimbursed for their out-of-pocket expenses, the remainder will be apportioned in proportion to damages incurred by the parties.

        9.4   Notification of Potentially Infringing Third Parties and Marking.

                      (a)        Notification of Third Parties. The parties agree to consult each other in advance regarding the issue of whether and how to provide notice to a suspected infringer, regardless of whether the activities of the third party relate to Aspen or Novartis rights, where such notice is independent of marking.

                      (b)        Marking. Novartis shall comply with applicable requirements for patent marking in each given jurisdiction, including, e.g., 35 U.S.C. 287 and 35 U.S.C. 292 and foreign equivalents thereof, and engage in proper marking practice

ARTICLE X. Intellectual Property and Obligations and Warranty with Respect to Patents

        10.1   Aspen shall promptly advise Novartis of any additions to, or deletions from the list of Aspen Patent Rights set forth in Exhibit B, including the issuance of patents upon any patent applications included therein.

        10.2   Aspen and Novartis shall cooperate in good faith for pursuing patent prosecution and filing strategies with respect to the Licensed Technology and Licensed Products as to be set forth in the Development Agreement. Except as set forth therein, Aspen shall diligently take all steps reasonably necessary to procure and to maintain the Aspen Patent Rights in full force and effect, including but not limited to a duty to diligently file and pursue patent applications as applicable to the Licensed Technology and Licensed Products in the field. If Aspen shall elect not to procure or to maintain any of such Patent Rights, it shall promptly notify Novartis of that election and shall, at Novartis’ request, assign to Novartis or its designee all right, title and interest in and to such Aspen Patent Right involved, in which case, if such Aspen Patent Right is the only Aspen Patent Right covering the Licensed Product in a country, then the payment of a patent royalty hereunder shall cease with respect to sales of Licensed Product in the country involved, provided that such sales may be subject to a Know-How Royalty as provided hereunder.

        10.3   Except as set forth in the Development Agreement, ownership of any process, method, composition of matter, article of manufacture, discovery or finding that is conceived, discovered, developed and/or constructively or actually reduced to practice during the Term in the conduct of activities pursuant to this Agreement (“Invention”) shall be determined as follows:

                      (a)        Inventions and the intellectual property rights therein, invented and/or developed solely by employees of a Party and/or persons obligated to assign inventions to that Party shall be owned by that Party.

                      (b)        Inventions and the intellectual property rights therein, invented and/or developed jointly, shall be jointly owned by Aspen and Novartis.

                      (c)        The inventorship of any Invention made during the course of the Collaboration shall be determined in accordance with U.S. patent laws.

                      (d)        To the extent that, subject to the Development Agreement, this Agreement is a “joint research agreement,” the Parties agree to cooperate consistent with the provisions of section 35 U.S.C. 103(c) as amended.

ARTICLE XI. Drug Price Competition and Patent Term Restoration

        11.1   To the extent applicable, the parties agree to cooperate in an effort to avoid loss of any rights which may otherwise be available to the parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 including, in determining, if applicable, which of Aspen’s Patent Rights shall be extended, although Novartis shall have the final decision in this regard.

        11.2   Aspen agrees that applications for patent term extension are to be made by Novartis in the sixty (60) days period following NADA approval or in the 60 day period following issuance of a patent with an issue date subsequent to the date of NADA approval, whichever is later; consequently, the parties agree that preparation for such application shall begin upon FDA’s issuance of an “Approvable Letter”; the parties agree that the responsibility for such application shall be borne by Novartis and that Aspen will cooperate to the extent reasonably necessary in connection therewith.

        11.3   Notice to a party of any “patent certification” filed by a third party applicant under a FDA application which references a U.S. patent licensed hereunder shall be promptly provided to the other party for possible action. Aspen agrees that Novartis, on Aspen’s behalf, may initiate the necessary action to prevent such applicant from obtaining FDA approval to market Licensed Product.

        11.4   No actions or agreements which interfere with the activities set forth in this Article XI shall be undertaken or entered into after the Effective Date of the Agreement.

        11.5   Aspen agrees that applications for patent term restoration or supplemental protection certificates in any country are to be made by Novartis. The parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country worldwide where applicable to the Aspen Patent Rights, at Novartis’ cost. Aspen shall provide all reasonable assistance to Novartis, including proceeding with applications for such in the name of Aspen and facilitating the cooperation of Aspen’s licensor(s), but at the cost of Novartis if so required.

ARTICLE XII. Term and Termination of the Agreement

        12.1   Termination by Novartis. Novartis may terminate the Agreement in its sole discretion at any time during the term hereof:

                      (a)        on one-hundred eighty (180) days prior written notice to Aspen;

                      (b)       immediately, upon notice to Aspen, in the event that Aspen sells, transfers or otherwise disposes of all or a substantial portion of Aspen’s assets necessary for performance under this Agreement, where such assets are so determined necessary by a mutually acceptable independent source;

                      (c)        immediately, upon notice to Aspen, in the event of a Change of Control of Aspen in which the successor entity fails to accommodate in good faith Novartis’ rights under Article 13 (Change of Control)

             (d)       on thirty (30) days prior written notice to Aspen, in whole or on a country by country basis, in the event of a significant and continuing regulatory, medical, efficacy, safety, publicity or legal issue resulting in an inability to market Licensed Technology or Licensed Products in a commercially reasonable manner; or

                      (e)        At Novartis discretion in the event that the LH Pilot Study is unsuccessful.

        12.2   Termination by Aspen. Aspen may terminate the Agreement in its sole discretion at any time during the term hereof:

                      (a)       immediately, upon notice to Novartis, in the event that Novartis sells, transfers or otherwise disposes of all or a substantial portion of Novartis assets necessary for performance under this Agreement, where such assets are so determined necessary by a mutually acceptable independent source; or

                      (b)        immediately, upon notice to Novartis, in the event that Novartis challenges the validity or enforceability of any established Aspen Patent Right or Aspen Know-How in a proceeding before a tribunal, court or administrative authority.

        12.3   Termination for Breach. In the event either party shall be in breach of any material obligation hereunder, the non breaching party may give written notice to the other party specifying the claimed particulars of such breach, and in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued, within sixty (60) days following the date of such written notification, the non breaching party shall have the right thereafter to terminate the Agreement by giving thirty (30) days prior written notice to the other party to such effect. For avoidance of doubt, failure to in good faith negotiate and enter a Development Agreement hereunder shall be a material breach.

        12.4   Termination on Insolvency. Either party may terminate the Agreement without notice if the other party becomes insolvent, makes an assignment for the benefit of creditors where such assignment, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party (except for involuntary bankruptcies which are dismissed within ninety (90) days), or has a receiver or trustee appointed for substantially all of its property.

        Without limitation, Novartis’ rights under this Agreement shall include those rights afforded by 11 U.S.C. § 365(n) of the United States Bankruptcy Code (the “USBC”) and any successor thereto. If the bankruptcy trustee of Aspen as a debtor or debtor-in-possession rejects this Agreement under 11 U.S.C. § 365(o) of the USBC, Novartis may elect to retain its rights licensed from Aspen hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 U.S.C. § 365(n) of the USBC, and any other relevant laws.

        12.5   Effect of Termination; Remedies

                      (a)        Upon termination of this Agreement under this Article XII (except in the case of (a) termination by Novartis under Sections 12.1(b) or 12.1(c), (b) termination by Novartis pursuant to Section 12.3, or (c) termination by Novartis for the insolvency, bankruptcy or other similar event of Aspen under Section 12.4), the license of rights to Novartis under this Agreement shall terminate and all such rights shall revert to Aspen and Novartis shall return to Aspen all Aspen Proprietary Information, except that a single copy of such Proprietary Information may be retained by Novartis in its legal department for archival purpose.

                      (b)        In the case of Novartis’ right to terminate accruing under 12.1(b), 12.1(c), 12.3, or 12.4, and provided that Novartis is not in material breach under section 12.3, Novartis shall be entitled, at its sole discretion, to elect the following in lieu of termination:

(i)	If Novartis’ right to terminate occurs prior to the first commercial sale of a Licensed Product hereunder, Novartis may elect that this Agreement shall continue (with Aspen or Aspen’s successor) for so long as Novartis complies with its royalty obligations hereunder and does not otherwise materially breach the terms of this Agreement and Novartis shall be entitled to any remedy set forth under Section 13 (Change of Control) with respect to Aspen.

(ii)	If such right accrues after the first commercial sale of a Licensed Product, Novartis may elect to continue this Agreement provided that Novartis complies with the royalty obligations hereunder and does not otherwise materially breach the Agreement.

For avoidance of doubt, unless separately negotiated pursuant to Section 13, the survival of Novartis’ license in this Section 12.5(b) is not intended to grant Novartis a fully paid-up license to the rights granted hereunder and, any failure by Novartis to meet its royalty obligation shall constitute a material breach of the surviving provisions.

Any election by Novartis under this section 12.5 shall be made in writing in lieu of the termination notice requirement under the applicable section. All reasonable costs associated with such election shall be borne by Novartis.

                      (c)        In the case of (a) termination by Novartis under 12.3 for Aspen’s refusal to, or failure to in good faith, enter into the Development Agreement or (b) termination by Novartis under 12.1(b) or 12.1(c) prior to the Parties’ execution of a Development Agreement, Novartis shall be entitled to a refund of all Milestone Payments other than the Collaboration Fee paid hereunder.

                      (d)        Upon termination of this Agreement by Aspen pursuant to Sections 12.2, 12.3 or 12.4 hereof based on Novartis’ material breach, bankruptcy, insolvency or other similar event (but not for Aspen’s material breach, bankruptcy, insolvency or other similar event), then within one hundred-twenty (120) days following termination of this Agreement, Novartis, in consideration of a reasonable royalty on subsequent commercialization of the Licensed Products hereunder, shall provide to Aspen, in written form, such of the Novartis Technical Information and Patent Rights as is based on Aspen Know-How provided to Novartis hereunder under an obligation of confidence and to the extent relating to Licensed Technology or to a Licensed Product (but only to the extent said Licensed Product is covered by Aspen Patent Rights or was developed with the benefit of Aspen Know-How); and in such event, Aspen shall be granted a royalty-free non-exclusive license without the right to sub-license to use such Novartis Technical Information and Patent Rights in its research.

                      (e)        In the case of (a) termination by Aspen under 12.3 for Novartis’ refusal to, or failure to in good faith, enter into the Development Agreement or (b) termination by Aspen under 12.4, Aspen shall be entitled to retain all Milestone Payments.

        12.6   Sell-Off Rights. In the event of termination by either party, or expiration hereunder, both parties shall be permitted twelve (12) months from the date of termination to sell any inventory of Licensed Products in production at the time of termination which sales shall be subject to the applicable royalty as if this Agreement were in force.

        12.7   Unless sooner terminated pursuant to Article XIV hereof, the Agreement shall continue in full force and effect until Novartis is no longer obligated to pay royalties hereunder.

        12.8   Expiration or termination of this Agreement, in whole or in part, for any reason shall not: (a) release any Party hereto from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period of time prior to such expiration or termination, nor (b) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that any remedies set forth herein shall not constitute liquidated damages, that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

Without limiting the foregoing, the obligations pursuant to Article X, VI, VII, VIII, XII and Sections 3.7 shall survive termination of the Agreement. The provisions of Article XII shall survive the termination of the Agreement for a period of ten (10) years after termination.

ARTICLE XIII. Change of Control

        13.1   Change of Control. In the event of a Change of Control, as defined herein, of Aspen, Aspen shall notify Novartis in writing within forty-five (45) days following the occurrence of such event and Novartis shall have the option, in its sole discretion, to (i) assume all of the obligations of Aspen or any successor entity to Aspen under the Development Agreement and offset the Patent Royalties and/or Milestone Payments by an amount directly in proportion to Aspen’s pro rata share Development Costs incurred by Novartis after the Effective Date of such Change of Control; (ii) assume all of the obligations of Aspen or any successor entity to Aspen under the Development Agreement and deduct Aspen’s pro rate share of Development Costs incurred by Novartis after the Effective Date of such Change of Control from any Patent Royalties and/or Lump Sum Payments, when due to Aspen or any successor entity to Aspen; (iii) negotiate in good faith a fully-paid up license to the Aspen Know-How, Aspen Patent Rights and any Licensed Products for use in the Field, including, at Novartis’ option, the First Refusal Technology and/or (i) or (ii) above; (iv) negotiate in good faith a fully-paid up license to the Aspen Know-How, Aspen Patent Rights and any Licensed Products for use in the Field, including, at Novartis’ option, the First Refusal Technology and a termination fee, reasonably acceptable to Aspen or the successor entity to Aspen (as advised by an independent, nationally recognized accounting firm) to terminate the Development Agreement such that all rights, title and interest in and to the Licensed Products, including, but not limited to the right to continue development, resides with Novartis; or (v) discuss with Aspen or its successor entity the impact of the Change of Control on the Development Agreement and mutually agree on any revisions to the Development Agreement. For avoidance of doubt, this agreement shall continue in force following a Change of Control.

        Novartis may exercise its option at any time by written notice to the successor entity to Aspen within such ninety (90) days of receipt from Aspen of notice of the Change of Control event, or, in the event that Aspen fails to provide such notice, within 90 days of Novartis’ becoming aware of such event as confirmed in writing by Novartis to Aspen. Within sixty (60) days of receipt by the successor entity to Aspen of Novartis’ option notice, the Parties shall meet to discuss, in good faith, any amendments to the Exclusive License Agreement and/or the Development Agreement (collectively “the Agreements”) necessitated thereby. The Parties shall execute any amendment to the Agreements no later than one hundred twenty days (120) days after the Effective Date of such Change of Control transaction. For the avoidance of doubt, the Parties agree that during this one hundred twenty (120) day time period, each Party shall continue to perform all of its obligations under the Agreements as such Party has qualified personnel to perform.

ARTICLE XIV. Representations and Warranties

        14.1   Each Party represents, warrants and covenants to the other that, to the best of its knowledge and belief:

                      (a)        it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                      (b)        it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

                      (c)        this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any Government Authority having jurisdiction over it;

                      (d)        it has not granted, and shall not grant during this Agreement, any right to any third party which would conflict with the rights granted to the other Party hereunder; and

                      (e)        it is not aware of any action, suit or inquiry or investigation instituted by any person or governmental agency which questions or threatens the validity of this Agreement.

        14.2   Aspen warrants and represents that, to the best of its knowledge and belief, and apart from any information which has already provided to Novartis, it has no information as of the Effective Date of the Agreement to indicate that Novartis may not be able to import, make, or have made, to develop or have developed, for use, sale, distribution and offer for sale in the Field, and to use, sell, distribute, and offer to sell, in the Field, Licensed Technology and Licensed Products, without infringing any third-party patent, contractual or other right or any similar right of any Affiliate or parent company of Aspen and that Novartis shall incur no license fee or obligation to a third party other than as may be discovered under 3.5 and as set forth herein.

        14.3   Aspen represents, warrants and covenants to Novartis that, to the best of its knowledge and belief, the Washington University License Agreement is in full force and effect and no party is in material breach of any of its obligations thereunder. Aspen will maintain the Washington University License Agreement in effect during the Term as applicable and will not amend such agreement in a manner that would negatively affect the rights and obligations of Novartis under this Agreement without Novartis’ prior consent.

        14.4   Aspen warrants and represents that as of the Effective Date, to the best of its knowledge and belief, it owns or possesses all right, title and interest in and to the Aspen Patent Rights and the Aspen Know-How, in the sense of being able to convey to Novartis, in accordance with this Agreement, an exclusive license hereunder in the Field in the Territory and that, except as set forth in section 3.5, Novartis shall not incur a license fee or other obligation to a third Party as a result.

        14.5   Novartis warrants and represents that, to the best of its knowledge and belief, a copy of The Washington University Agreement, between Aspen and Washington University dated May 10, 2004, has been provided to Novartis, and to the extent such agreement requires a sublicensee to fulfill any obligation thereunder, Novartis agrees to undertake and fulfill such obligation and to be subject to the terms and conditions of the license granted to Aspen.

        14.6   EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, ASPEN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE LICENSED TECHNOLOGY AND LICENSED PRODUCTS, INVESTIGATIONAL MATERIALS, AND OTHER MATERIALS; INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND DISTRIBUTORS BE LIABLE FOR INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, , REGARDLESS OF WHETHER SUCH PARTY IS ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LIABILITIES BEYOND THE TOTAL AMOUNT ACTUALLY RECEIVED UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE SUBJECT MATTER OF THIS AGREEMENT IN PART RELATES TO EXPERIMENTAL MEDICAL PRODUCTS. As of the Effective Date, no products are approved for any clinical purpose by domestic authority, e.g., the U.S. Food and Drug Administration (FDA), U.S. Department of Agriculture (USDA), or equivalent foreign authority. The experimental nature is relevant both in the context of any development and clinical study use, and in the context of developing and securing intellectual property and commercialization activity, and the parties recognize that there is an intent to preserve intellectual property options and rights in that information and inventions not be disclosed, or publicly known or used, unless affirmatively made so as mutually desired.

ARTICLE XV. Miscellaneous

        15.1   Assignment: This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; except that each Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a successor entity in connection with a Change of Control of that Party. Any attempted assignment not in accordance with this Section 15.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

        15.2   Affiliates Extension: Either party shall have the right to extend the rights and immunities granted in the Agreement to any of its Affiliates, provided that such party shall not then be in default with respect to any of its obligations under this Agreement. All the terms and provisions of the Agreement, except this right to extend, shall apply to such Affiliate to which this license has been extended to the same extent as they apply to either of Novartis or Aspen, as the case may be.

        15.3   Severability and No Waiver: Should one or more of the provisions of the Agreement become void or unenforceable as a matter of law, then the Agreement shall be construed as if such provision were not contained therein and the remainder of such Agreement shall be in full force and effect, and the parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the parties. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        15.4   Governing Law: The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the substantive laws of the State of Delaware, without reference to any rules of conflict of laws.

        15.5   Force Majeure: Neither party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereof if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, act of God or of the Government of any country or of any State or local Government, or of the public enemy of either, or by cause unavoidable or beyond the control of any party hereto. In such event, the party affected will use reasonable commercial efforts to resume performance of its obligations.

        15.6   No provision of the Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.

        15.7   Other Agreements. This Agreement, together with the Exhibits hereto, and the expected Development Agreement shall supersede all other agreements between the parties as to the subject matter hereof.

        15.8   Publicity. Each party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement or any information relating to this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, that neither party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation.

        15.9   Relationship of the Parties. Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

        15.10   Entire Agreement. This Agreement, together with the Exhibits hereto and the expected Development Agreement, sets forth the entire agreement and understanding of the parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the parties with respect to such subject matter.

        15.11   Headings. The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

        15.12   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        15.13   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.14   Irreparable Harm. Novartis and Aspen each hereby acknowledge and agree that a material breach of this Agreement or other activity (or inactivity) giving rise to a right of termination under Article XII shall constitute irreparable harm to the other party, for which monetary damages may be insufficient to make the other party whole. Accordingly, Novartis and Aspen each hereby consent to, and waive any right, to object to the pursuit and entry of preliminary or permanent injunctive relief, including specific performance, in connection with such party’s material breach of this Agreement or activity (or inactivity) giving rise to a right of termination.

        15.15   Invoice Requirement. Where applicable, all payments to Aspen under this Agreement shall be payable by Novartis only when an invoice substantially of the form of Exhibit D hereto is provided by Aspen to Novartis (and further subject to any other limitations on payments provided in this Agreement).

        15.16   Further Assurances. Novartis and Aspen hereby covenant and agree for consideration hereunder and without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purpose of this Agreement.

        15.17   Dispute Resolution. In the event of any dispute under this Agreement, the parties expressly agree to attempt to resolve the dispute between the appropriate officers of each party. If such attempt is unsuccessful, the parties agree to submit the dispute to nonbinding mediation. In the event that the dispute is not resolved within thirty (30) days after submission to a mediator, either party may then seek judicial relief.

ARTICLE XVI. Reporting

        16.1   Adverse Reaction Reporting. During the term of this Agreement, and as further established in the Development Agreement, for the purpose of product development and approval of veterinary medical therapeutic products, each party shall promptly report to the other party as soon as practicable (i) any findings associated with the veterinary medical and therapeutic use of the Licensed Technology or Licensed Products that may suggest significant hazards, significant contraindications, significant or unexpected side effects or significant precautions pertinent to the safety of Licensed Technology or Licensed Products; (ii) any information concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidents, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of Licensed Technology or Licensed Products, whether or not determined to be attributable thereto; and (iii) all adverse reaction information of which such party becomes aware to enable the other to satisfy all requirements for reporting such adverse reactions in the Territory. Upon receipt of any such findings or information by either party hereto, both parties shall promptly consult each other and use good faith efforts to arrive at a mutually acceptable procedure for taking the appropriate actions under the circumstances; provided, however, that nothing contained herein shall restrict the right of either party to make submissions to Regulatory Agencies or to take other actions it deems appropriate or necessary. With respect to all other adverse experiences (non-serious), each party shall furnish to the other copies of all such reports promptly after such report is prepared.

ARTICLE XVII

        17.1   Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed received upon the earlier of (i) when received at least one of the address set forth below for each Party (including telefax or personal delivery), or (ii) three (3) business days after being sent by telefax and confirmed by being mailed by certified, registered, or overnight courier mail in the United States or Swiss mails, postage prepaid and properly addressed, with return receipt requested.

        Notices shall be delivered to the respective parties as indicated or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

If to Aspen:

AspenBio Pharma, Inc. 1585 South Perry Street Castle Rock, CO 80104 U.S.A. Fax: (303) 798-8332 Attention: Richard Donnelly, CEO

with a copy to:

Steve J Penner Greenlee Winner and Sullivan, PC 4875 Pearl East Circle, Suite 200 Boulder, CO 80301 Fax: (303) 499-8089

If to Novartis:

Novartis Animal Health Inc. Attn: General Counsel Schwarzwaldallee 215 4058 Basel Switzerland Fax: +41 61 6975747

with a copy to:

Novartis Animal Health US, Inc. Attn: Clinton Vranian 3200 Northline Ave, Suite 300 Greensboro, NC 27408 Fax: (336) 387-1279

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

ASPENBIO PHARMA, INC.

By: /s/

Name: Jeffrey G. McGonegal

Title: Chief Financial Officer

NOVARTIS ANIMAL HEALTH INC.

By: /s/

Name: George Gunn

Title: AH1

By: /s/

Name: Conna A. Weiner

Title: General Counsel